                                                                   EXHIBIT 10.37

                                 LEASE AGREEMENT

     This lease agreement ("Lease") is entered into between UniBill, Inc. ("Lessor"), whose current mailing address is P.O. Box 3709, Lake Charles, Louisiana 70602, and US Unwired Inc. ("Lessee"), whose current mailing address is One Lakeshore Drive Suite 1900, Lake Charles, LA 70629.

                                   WITNESSETH

                                   ARTICLE I.
                                    PREMISES

     LESSOR hereby leases to LESSEE, under the terms and conditions set forth herein, approximately 18,930 square feet of the old "Calcasieu Marine Bank Building" owned by Lessor located at 844 Ryan Street, Lake Charles ("Premises"). The Premises is more particularly described as the second and third floors less and except the kitchen and common areas on the third floor and the western half of the bottom floor in the central area.

                                   ARTICLE II.
                                      TERM

     2.1 The term of this Lease will be sixty (60) months, commencing on the 1st day of March 1998 ("Initial Term").

     2.2 Lessor hereby grants Lessee the right to renew this Lease for a consecutive sixty (60) month period at the end of the Initial Term of this Lease. The amount of rent payable during such renewal term shall be at a rate agreed upon by Lessor and Lessee at the time of renewal. Such renewal option shall be deemed to have been exercised by Lessee unless Lessee gives Lessor notice of its intention not to renew at least thirty (30) days prior to expiration of this Lease.

     2.3 In the event of holding over by Lessee after expiration or termination of this Lease without the written consent of Lessor, Lessee shall pay one and one half times the then existing rental rate for each month of the holdover period. No holding over by Lessee shall operate to extend the Lease other than month to month. In the event of any unauthorized holding over, Lessee shall also indemnify Lessor against all claims for damages by any other lessee to whom Lessor may have leased all or any part of the premises effective upon the termination of this Lease.

                                   ARTICLE III.
                                      RENT

     3.1 As base rental, Lessee shall pay Lessor without deduction, abatement or setoff, the sum as indicated below on or before the first day of each calendar month of the Initial Term:

          (a) Lessee shall pay $11.05/square foot per year for the first (1st) year of the Initial Term;
          (b) Lessee shall pay $11.38/square foot per year for the second (2nd) year of the Initial Term;
          (c) Lessee shall pay $11.72/square foot per year for the third (3rd) year of the Initial Term;
          (d) Lessee shall pay $12.07/square foot per year for the fourth (4tb) year of the Initial Term; and

          (e) Lessee shall pay $12.44/square foot per year for the fifth (5th) year of the Initial Term.

     3.2 Lessor may make supplemental charges to be paid with the monthly base rental as authorized in Section 4.1 (d) and 4.1 (h) below.

                                  ARTICLE IV.
                              LESSOR'S OBLIGATIONS

     4.1  As standard building services, Lessor will:

          (a) contract with all public utilities to furnish utility services to the Building;
          (b)  provide security for the Building until 10:00 p.m. weekdays and;
          (c) furnish water at points of supply provided for general use of tenants;
          (d) provide central heat and air conditioning in season, at such temperatures and in such amounts as are considered by Lessor to be standard during weekday business hours. Normal business hours shall be defined as 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays. Central heat and air conditioning service during weekdays beyond normal business hours, on Saturday afternoons, Sundays and Holidays shall be furnished only upon request of Lessee, who shall bear the then standard building charge. The standard building charge shall be defined as $2.75 per hour per air handler as long as the central plant system is operating. Such charge shall be based on current charges subject to increase upon receipt of utility company rate increases. However, if the central plant system is not in operation, the charge for service beyond normal business hours shall be $35.00 per hour. Such charge shall be based on current charges and subject to increase upon receipt of utility company rate increases. In the event that Lessee's equipment requires air conditioning in excess of the building standard services as provided above, Lessee shall provide an additional air conditioning system. The type of such air conditioning system shall be approved by Lessor prior to installation, such approval shall not be unreasonably withheld;
          (e) maintain all public areas and special service areas of the Building in the manner and to the extent deemed by Lessor to be standard;
          (f) provide elevators for access to and egress from the Building floors on which the Premises are situated;
          (g) furnish janitor service on a five (5) day week basis; provided, however, if Lessee's floor covering or other improvements (not building standard) cause additional cleaning cost, Lessee will pay such cost monthly as additional rent;
          (h) finish electrical and power for typewriters, calculators and other machines of similar low electrical consumption. However, Lessor may bill monthly for the estimated additional power cost; for electricity required for (i) duplicating and electronic data processing equipment, (ii) special lighting in excess of building standard, and (iii) any other item of electrical equipment which (singly) consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts single phase. Utility consumption in excess of the utilities provided as standard services shall be metered separately. Any additional electrical panels or meters shall be at Lessee's cost as above standard construction. Additionally, Lessee shall pay for such excessive consumption as additional rent as billed by Lessor. Lessee shall have the right to accompany building management personnel when meter readings are taken. Such readings shall be taken at a time convenient to Lessee and Lessor;
          (i) provide all building standard fluorescent bulb replacement and all incandescent bulb replacement in public areas, restrooms areas and stairwells; and
          (j) furnish Lessee one (1) swipe card per employee and two (2) keys for each corridor door entering the Premises. Additional swipe cards will be furnished at a charge by Lessor on an order signed by Lessee's authorized representative. All keys and swipe cards shall remain the property of Lessor. No additional locks shall be allowed on any door of the Premises without Lessor's permission. Lessee may not make, or permit any duplicated keys to be made, except those furnished by Lessor. Upon termination of this Lease, Lessee shall surrender to Lessor all keys and swipe cards of the Premises, and give to Lessor the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, left in the Premises;
          (k) Grant Lessee the right to utilize the emergency power of the building, provided that Lessee's power requirements do not exceed 10 Kilowatts of power. Such right shall be exercised during the absence of commercial power to the Building. Lessee agrees to hold Lessor harmless and to waive any and all claims for damages due to power outages or emergency generator malfunctions.

     4.2 No interruption or malfunction of any of such services shall constitute an eviction or disturbance of Lessee's use and possession of the Premises or a breach by Lessor of any of its obligations hereunder or render Lessor liable for damages or entitle Lessee to be relieved from any of its obligations hereunder (including the obligation to pay rent) or grant Lessee any right of set-off, unless after notice by Lessee of such interruption or malfunction, Lessor fails to use reasonable diligence to restore such service.

                                   ARTICLE V.
                              LESSEE'S OBLIGATIONS

     5.1 Lessee covenants and agrees it will:

          (a)  Cooperate and adhere to the provisions set forth in this Lease;
          (b) Not commit or allow any waste or damage to the Premises, and at the termination of this Lease, to deliver up said Premises to Lessor in as good condition as at date of possession by Lessee, ordinary wear and tear excepted;
          (c) Remove its trade fixtures, office supplies and movable office furniture and equipment not permanently attached to the Building provided: (1) such removal is made prior to the termination of this Lease; (2) Lessee is not in default of any obligation or covenant under this Lease at the time of such removal; and (3) Lessee promptly repairs all damage caused by removal. All other property at the Premises and any alteration or addition to the Premises (including wall-to-wall carpeting, paneling or other wall covering) and any other articles attached or affixed to the floor, wall or ceiling of the Premises which cannot be removed without substantial damage to the Premises shall become the property of Lessor and shall remain upon and be surrendered with the Premises as part thereof at the termination of this Lease, Lessee hereby waiving all rights to any payment or compensation therefor. If, however, Lessor so requests in writing, Lessee will, at its expense, promptly remove any and all alterations, additions, fixtures, equipment and property placed or installed by it in the Premises and repair any damage caused by such removal;
          (d) Make no alteration, improvement, repair, replacement or addition to the Premises without the prior written consent of Lessor which may be withheld at Lessor's discretion. Consent shall be conditioned upon Lessee's contractors, laborers, material, men and others working in harmony and not interfering with any labor utilized by Lessor or by any other lessee's contractors or mechanics; and if at any time such entry by one or more persons furnishing labor or materials for Lessee's work shall cause disharmony or interference, the consent granted by Lessor may be withdrawn upon eight (8) hours written notice delivered to Lessee or to the person in charge of the work at time of delivery;
          (e) Permit Lessor or its' agents to enter any part of the Premises at reasonable hours to inspect same, clean or make repairs, alterations or additions thereto, as Lessor may deem necessary or desirable, and Lessee shall not be entitled to any abatement or reduction of rent by reason thereof, unless Lessee's use of the Premises is disturbed, then in such event all rent payable hereunder shall be abated in proportion to the extent Lessee's use is disturbed;
          (f) At its own expense, repair or replace any damage or injury done to the Premises, caused by Lessee or Lessee's agent, employees, invitees or visitors and not covered by Lessor's insurance; provided, however, if Lessee fails to make such repairs or replacement promptly Lessor may, at its option, make such repairs or replacements and Lessee shall repay the cost thereof to the Lessor on demand. Lessee will also be responsible for repair and maintenance of special leasehold improvements;
          (g) Use the Premises only for lawful purposes, and not for any business which is unlawful, disreputable or deemed to be extra hazardous. Lessee shall not do or permit anything to be done which would increase the rate for Lessor's fire and extended coverage insurance;
          (h) Conduct its business and control its agents, employees, invitees and visitors so as not to create any nuisance, or interfere with, annoy or disturb Lessor or any other tenant;
          (i) Comply with all laws, ordinances, orders, rules and regulations (State, Federal, Parish, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Premises. Lessee will comply with the written rules of the Building adopted by Lessor from time to time, if any, for the safety, care and cleanliness of the Premises and for preservation of good order therein;
          (j) At Lessor's request, execute either an estoppel certificate addressed to Lessor's mortgagee or a three-party agreement among Lessor, Lessee and such Mortgagee certifying facts and agreeing to such notice provision and other matters as such Mortgagee may reasonably require in connection with Lessor's financing; and
          (k) Each party ("Indemnifying Party") agrees to indemnify and hold the other party ("Indemnified Party") harmless from all claims (including costs and expenses of defending against such claims) for any injury or damage to any person or the property of any person occurring during the term of this Lease in or about the Premises or Building arising from any act or omission of the Indemnifying Party or its agents, employees, licensees, contractors, customers, clients, visitors or invitees.

                                   ARTICLE VI.
                                    PARKING

     During the term of this Lease, Lessee shall have the right to park all authorized vehicles of employees in the parking lot across from the building entrance located on the West side of Ryan Street at the Northeast corner of Ryan Street and Pujo Street, subject to any capacity limitations.

                                  ARTICLE VII.
                               PEACEFUL ENJOYMENT

     7.1 Lessee shall, and may peacefully have, hold and enjoy the Premises, provided that Lessee pays all rentals and other sums to be paid and performs all of Lessee's covenants and agreements. This Lease does not grant any rights to light, view or air over adjacent property, so that any diminution of shutting off of light, view or air by any structure which may be erected adjacent to the Building shall in no way affect this Lease or impose any liability upon Lessor.

     7.2 Lessor shall not be responsible for the non-observance or violation by any other lessee, or employees, agents or visitors of other lessees, of the terms of the lease granted to such other lessee, nor for any resulting damage.

                                  ARTICLE VIII.
                            ASSIGNMENTAND SUBLETTING

     This Lease shall be freely assignable by either party and Lessee may sublease all or a portion of the Premises leased hereunder as long as such sublease does not increase any burden to Lessor and such sublessee agrees to be bound by the terms of this Lease.

                                   ARTICLE IX.
                      LIMITATION OF LIABILITY AND INSURANCE

     9.1 Lessee specifically agrees to look solely to Lessor's interest in the Building for the recovery of any judgment from Lessor, it being agreed that Lessor shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right Lessee might otherwise have in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Lessor.

     9.2 Both parties shall maintain a policy or policies of comprehensive general liability insurance to afford minimum protection of not less than Three Hundred Thousand Dollars ($300,000.00) in respect of personal injury or death in respect to any one occurrence, and of not less than One hundred Thousand Dollars 100,000.00 for property damage in one occurrence.

     9.3 Lessor shall not be liable to Lessee, its employees or invitees for any loss or damage to any property or person occasioned by burglary, theft, fire, malfunction, failure of mechanical systems (including but not limited to plumbing electrical, sprinkler, air conditioning, heating, lighting, etc.), act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for damage or inconvenience which may arise through repair or alteration of any part of the Building, or failure to make repairs.

                                   ARTICLE X.
                            SUBORDINATION TO MORTGAGE

     This Lease will be subject and subordinate to any mortgage which may now or hereafter encumber the Building. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee. In confirmation of such subordination however, Lessee shall at Lessor's request execute promptly any appropriate certificate or instrument that Lessor may request. In the event of the enforcement of such mortgage, Lessee, will, upon request of the party succeeding to the interest of Lessor as a result of such enforcement, become the Lessee of such successor in interest without change in the term of this Lease; provided, however, that such successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one month in advance except prepayments in the nature of security for the performance by Lessee of its obligations under this Lease or (ii) any amendment or modification of this Lease subsequent to the mortgage, made without the written consent of the mortgagee.

                                   ARTICLE XI.
                                 EMINENT DOMAIN

     11.1 If there shall be taken by eminent domain during the term of this Lease any substantial part of the Premises or Building, the rental shall be reduced in proportion to the area of the Premises so taken and Lessor shall repair any damage to the Premises or Building resulting from such taking.

     11.2 All sums awarded or agreed upon between Lessor and the condemning authority for the taking of the interest of Lessor or Lessee, whether as damages or as compensation, will be the property of Lessor, including without limitation any so-called leasehold advantage, but excluding any compensation for improvements made at Lessee's expense.

     11.3 If this Lease should be terminated under any provision of this paragraph, rent shall be payable up to the date that possession is taken by the taking authority, and Lessor will refund to Lessee any prepaid unaccrued rent less any sum then owing by Lessee to Lessor.

                                  ARTICLE XII.
                               DAMAGE TO PREMISES

     12.1 If at any time during the term of this Lease, the Premises or any substantial portion of the Building shall be damaged or destroyed by fire or other casualty, then Lessor shall repair and reconstruct the Premises and Building to the condition in which they existed immediately prior to such damage or destruction, provided however that Lessor may terminate this Lease by notice to Lessee within 30 days after Lessor's receipt of the first offer from its insurer or within 60 days after the date of the loss, whichever occurs sooner, if the insurance proceeds from the loss, plus the deductible provided in the fire insurance policy, equal less than 95% of cost of the repair and reconstruction.

     In any such circumstances, rental shall abate proportionately during the period and to the extent that the Premises are unfit for use by Lessee in the ordinary conduct of its business. If Lessor is required or has elected to repair and restore the Premises, this Lease shall continue in full force and effect and such repairs will be made within a reasonable time thereafter, subject to delays arising from shortages of labor or material, acts of God, war or other conditions beyond Lessor's reasonable control. In the event that this Lease is terminated as herein permitted, Lessor shall refund to Lessee the prepaid rent (unaccrued as of the date of damage or destruction) less any sum then owing Lessor by Lessee. If Lessor has elected to repair and reconstruct the Premises, then the Lease term shall be extended by a period of time equal to the period of such repair and reconstruction.

     12.2 Should the annual premiums paid by Lessor exceed the standard rates because Lessee's operations, contents of the Premises, or improvements with respect to the Premises beyond building standard, result in extra-hazardous exposure, Lessee shall promptly pay the excess amount of the premium upon request by Lessor.

     12.3 Lessee shall maintain at its expense fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and on all additions and improvements made by Lessee not required to be insured by Lessor.

     12.4 Lessor and Lessee each hereby waives any and all rights or recovery, claim, action or cause of action against the other for any loss to Building, or any improvements thereto or any personal property of either party therein, by reason of fire, the elements, or any other cause which is insured against by the terms of standard fire and extended coverage insurance policies regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

                                  ARTICLE XIII.
                                    DEFAULT

     13.1 Default by Lessee. Each of the following acts or omissions of Lessee or occurrences shall constitute an "Event of Default":

     (a) Failure to pay rent or to perform or observe any other covenant or condition of this Lease by Lessee within thirty (30) days following written notice to Lessee of such failure;
     (b) Abandonment or vacating of the Premises or any significant portion thereof; or
     (c) The filing or execution or occurrence of: a petition in bankruptcy or other insolvency proceeding by or against Lessee; or a petition or answer seeking relief under any provision of the United States Bankruptcy Code; or an assignment for the benefit of creditors or composition; or a petition or other proceeding by or against the Lessee for the appointment of a trustee, receiver or liquidator of Lessee or any of Lessee's property; or a proceeding by any governmental authority for the dissolution or liquidation of Lessee.

     13.2 Remedies upon Default. Upon the occurrence of any Event of Default, Lessor has the option, in addition to any other remedy or right given hereunder or by law, to do any one or more of the following:

     (a) Terminate this Lease, in which event Lessee shall immediately surrender possession of the Premises to Lessor.
     (b) Enter upon and take possession of the Premises and expel or remove Lessee and any other occupant therefrom, with or without having terminated the Lease.
     (c)  Alter locks and other security devices at the Premises.

     13.3 Exercise by Lessor of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance or surrender of the Premises by Lessor, whether by agreement or by operation of law it being understood that such surrender can be effected only by the written agreement of Lessor and Lessee. No such alteration of security devices and no removal or other exercise of dominion by Lessor over the property of Lessee or others at the Premises shall be deemed unauthorized or constitute a seizure or conversion, Lessee hereby consenting, after any Event of Default, to such exercise of dominion over Lessee's property within the Building. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any seizure, sequestration proceedings or other legal process.

     13.4 Notwithstanding any termination of this Lease by Lessor in accordance with this Article 13, Lessee shall be liable for and shall pay Lessor a sum of all rent and other indebtedness accrued to the date of such termination, plus, as damages, an amount equal to the then present value of the rent reserved hereunder for the remaining portion of the original Lease term, less the then present fair rental value of the Premises for such period.

     13.5 If Lessor elects to repossess the Premises without terminating the Lease, any net sums thereafter received by Lessor through reletting the Premises during said period (after deducting expenses incurred by Lessor as provided in 13.6, shall be applied against the total indebtedness of Lessee to Lessor. In no event shall Lessee be entitled to any excess of any rent obtained by reletting over and above the rent herein reserved.

     13.6 In case of an Event of Default, Lessee shall also be liable for and shall pay to Lessor in addition to any sum provided for above: broker's fees incurred by Lessor in connection with reletting the whole or any part of the Premises; the cost of removing and storing Lessee's or other occupant's property; the cost of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by Lessor in enforcing Lessor's remedies, including reasonable attorney's fees. Past due rent and other past due payments shall bear interest from maturity at eighteen percent (18%) per annum (or such lower rate as may be required to comply with the usury laws of Louisiana), until paid.

     13.7 In the event of termination or repossession of the Premises for an Event of Default, Lessor shall not have any obligation to relet or attempt to relet the Premises, or any portion thereof, or to collect rental after reletting; and in the event of reletting, Lessor may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose.

     13.8 If Lessee should fail to make payment or cure a default hereunder within the time herein permitted, Lessor, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account of Lessee (and enter the Premises for such purpose), and thereupon Lessee shall be obligated to, and hereby agrees, to pay Lessor, upon demand, all costs,. expenses and disbursement (including reasonable attorney's fees) incurred by Lessor, in taking such remedial action.

     13.9 In the event of any default by Lessor, Lessee may give Lessor written notice specifying such default with particularity, and Lessor shall thereupon have thirty (30) days to cure such default or take action designed to cure the same, if such default cannot be cured within (30) days. Unless and until such notice is given and Lessor fails to so cure or take reasonable action designed to so cure any default after such notice, Lessee shall not have any remedy or cause of action by reason thereof. All obligations of Lessor hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Lessor only during the period of its possession of the Building and not thereafter.

     13.10 In the event of the transfer by Lessor of its interest in the Building, Lessor shall thereupon be released and discharged from all covenants and obligations of the Lessor thereafter accruing if such covenants and obligations shall be binding during the Lease term upon the new transferee.

     13.11 Neither acceptance of rent by Lessor nor failure by Lessor to complain of any action, non-action or default of Lessee shall constitute a waiver of any of Lessor's rights hereunder. Waiver by Lessor of any right for any default of Lessee shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by Lessor of Lessee's keys to the Premises shall not constitute an acceptance of surrender of the Premises.

     13.12 All rights and remedies of the parties under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

                                  ARTICLE XIV.
                                 MISCELLANEOUS

     14.1 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     14.2 Governing Law. This Lease is declared to be a Louisiana contract, and all of the terms hereof shall be construed according to the laws of the State of Louisiana. Lessee hereby agrees that the State District Court in Calcasieu Parish shall have jurisdiction over suits arising out of this Lease.

     14.3 Should any provision of this Lease be illegal, invalid, or unenforceable, under present or future laws effective during the term hereof, the remainder of this Lease shall not be affected thereby; and in lieu of each provision there shall be substituted a clause as similar in terms to such invalid provision as may be possible and be legal, valid and enforceable. However, should any law, governmental regulation, or judicial interpretation thereof, come into force, which shall prevent the exercise of any substantial right hereunder, the party whose right is so affected may terminate this Lease 90 days after written notice of termination to the other party.

     14.4 Alteration. Except for modification under 14.3, this Lease may not be altered, changed or amended, except by instrument in writing, signed by both parties hereto.

     14.5 Force Majeure. Should either party hereto be delayed, hindered or prevented from the performance of any act required hereunder by reason of power, restrictive governmental laws or regulations, riot, insurrection, war or other reason or a like nature not the fault of the party delayed, then performance of such act shall be excused for the period such condition exists and performance shall be extended for a period equivalent to the period of such delay.

     14.6 Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows:

     If to Lessor:      UniBill Inc.
                        P.O. Box 3709
                        Lake Charles, Louisiana 70602
                        Attn: Mike Clark - VP/GM

or to such other place as Lessor may from time to time designate in a notice to Lessee;

     If to Lessee:      US Unwired
                        One Lakeshore Drive Suite 1900
                        Lake Charles, LA 70629
                        Attn: Legal Dept.

or to such other place as Lessee may from time to time designate in a notice to Lessee; or, in the case of Lessee, delivered to Lessee at the premises.

     Executed by Lessor at Lake Charles, Louisiana, this 11th day of September 1998.

WITNESSES:                                  UNIBILL, INC.


/s/ Dona Taylor                             BY: /s/ Mike Clark
------------------------                    ------------------------------------
                                            NAME: MIKE CLARK
                                            TITLE: VICE PRESIDENT


/s/ Illegible
------------------------

     Executed by Lessee at Lake Charles, Louisiana, this 11th day of September, 1998.

WITNESSES:                                  US UNWIRED INC.


/s/ Illegible                               BY: /s/ Robert Piper
------------------------                    ------------------------------------
                                            NAME: ROBERT PIPER
                                            TITLE: PRESIDENT


/s/ Illegible
------------------------

                                 LEASE ADDENDUM

STATE OF LOUISIANA

PARISH OF CALCASIEU

KNOW ALL MEN BY THESE PRESENTS:

     On this 25th day of January, 1999, this Lease Addendum has been made and entered into by and between Unibill, Inc., hereinafter referred to as LESSOR, and US Unwired, Inc., a Louisiana corporation, hereinafter referred to as LESSEE, and their successors and assigns, amending that certain lease agreement ("Lease Agreement") dated June 29, 1998, by and between LESSEE and LESSOR covering certain immovable property located in Calcasieu Parish, Louisiana and more specifically described in Section 1.1 of the Lease Agreement and by this reference made a part hereof.

     NOW, THEREFORE, in consideration of the payments made and to be made to LESSEE pursuant to the Lease Agreement, as amended by this Lease Addendum, and other valuable consideration, LESSOR and LESSEE agree that said Lease Agreement shall be and is hereby made subject to the following additional terms and provisions which shall be and are hereby incorporated into said Lease Agreement, as follows:

1. Section 1.1 shall be amended to the extent necessary to add the following property to the description of the premises leased by LESSEE thereunder:

          Approximately 8,608 square feet of the old "Calcasieu Marine Bank Building Parking Garage," now known as the "US Unwired Inc. Warehouse" owned by Lessor and located at 200 Pujo Street, Lake Charles, LA 70601 ("Warehouse").

2. Section 3.1 shall be amended to the extent necessary to provide that the Base Rental for the Warehouse shall be $.40/square foot per month, or $3,443.20 per month.

3. The effective date of this Lease Addendum shall be July 20, 1998, and its term shall run concurrently with the term of the Lease Agreement.

     All other terms and conditions of the Lease Agreement shall remain and continue as set out in the Lease Agreement without amendment or alteration, except as expressly set forth herein.

     IN WITNESS WHEREOF, the undersigned have caused their representatives to execute this Lease Addendum in the City of Lake Charles, Parish of Calcasieu, State of Louisiana, on the date first above stated.

WITNESSES:                              UNIBILL, INC


/s/ Dona Taylor                         BY: /s/ Mike Clark
-------------------------------------       ------------------------------------
                                        NAME: Mike Clark
                                        TITLE: Vice President/G.M


/s/ Illegible
-------------------------------------


WITNESSES:                              US UNWIRED INC.


/s/ Carolyn Nunez                       BY: /s/ Robert Piper
-------------------------------------       ------------------------------------
                                        NAME: Robert Piper
                                        TITLE: 1-27-99


/s/ Amy Durkin
-------------------------------------

                                 FIRST AMENDMENT
                               TO LEASE AGREEMENT

STATE OF LOUISIANA

PARISH OF CALCASIEU

KNOW ALL MEN BY THESE PRESENTS:

     On this 22nd day of February, 1999, this First Amendment has been made and entered into by and between Unibill, Inc., hereinafter referred to as LESSOR, and US Unwired, Inc., a Louisiana corporation, hereinafter referred to as LESSEE, and their successors and assigns, amending that certain lease agreement dated June 29, 1998, as amended by that certain Lease Addendum dated July 20, 1998, ("Lease Agreement") by and between LESSEE and LESSOR covering certain immovable property located in Calcasieu Parish, Louisiana and more specifically described in Section 1.1 of the Lease Agreement and by this reference made a part hereof.

     NOW, THEREFORE, in consideration of the payments made and to be made to LESSEE pursuant to the Lease Agreement, as amended by this First Amendment, and other valuable consideration, LESSOR and LESSEE agree that said Lease Agreement shall be and is hereby amended as follows:

1. Section 1.1 shall be amended to the extent necessary to remove the following property from the description of the premises leased by LESSEE thereunder:

          Approximately 360 square feet of the old "Calcasieu Marine Bank Building," now known as the "US Unwired Technology Center" owned by Lessor and located at 844 Ryan Street, Lake Charles, LA 70601 ("Deleted Premises").

2. Section 3.1 shall be amended to the extent necessary to delete therefrom the Base Rental attributable to the Deleted Premises.

3. The effective date of this First Amendment shall be February 15, 1999, and all rental payable with respect to the Deleted Premises through that date shall be due and payable within thirty (30) days therefrom.

     All other terms and conditions of the Lease Agreement shall remain and continue as set out in the Lease Agreement without amendment or alteration, except as expressly set forth herein.

     IN WITNESS WHEREOF, the undersigned have caused their representatives to execute this Lease Addendum in the City of Lake Charles, Parish of Calcasieu, State of Louisiana, on the date first above stated.

WITNESSES:                             UNIBILL, INC.


/s/ Dona Taylor                        BY: /s/ Mike Clark
------------------------------------       -------------------------------------
                                       NAME: Mike Clark
                                       TITLE: V.P/GM


/s/ Illegible
------------------------------------


WITNESSES:                             US UNWIRED INC.


/s/ Illegible                          BY: /s/ Robert Piper
------------------------------------       -------------------------------------
                                       NAME: Robert Piper
                                       TITLE: President


/s/ Illegible
------------------------------------

                                SECOND AMENDMENT
                               TO LEASE AGREEMENT

     This Second Amendment to Lease Agreement ("Second Amendment") has been made and entered into effective as of the 1st day of March, 2002 ("Effective Date") by and between Unibill, Inc., hereinafter referred to as LESSOR, and US Unwired Inc., hereinafter referred to as LESSEE.

                                   WITNESSETH

WHEREAS, LESSOR and LESSEE entered into that certain lease agreement dated September 11, 1998, and commencing on March 1, 1998, (the "Lease Agreement") pursuant to which LESSOR leased to LESSEE approximately 18,930 square feet of space consisting of the second and third floors, less and except the kitchen and common areas on the third floor, and the western half of the first floor in the central area of the US Unwired Technology Center (formerly the Calcasieu Marine Bank Building) located at 844 Ryan Street, Lake Charles, LA ("US Unwired Technology Center"), and

WHEREAS, LESSOR and LESSEE entered into that certain Lease Addendum ("Lease Addendum") on January 25, 1999, and effective as of July 20, 1998, pursuant to which the leased premises was expanded to include approximately 8,608 square feet of space in the US Unwired Warehouse (formerly the Calcasieu Marine Bank Building Parking Garage) located at 200 Pujo Street, Lake Charles, LA ("Warehouse"), and

WHEREAS, LESSOR and LESSEE entered into that certain First Amendment to Lease Agreement ("First Amendment") on February 22, 1999, and effective as of February 15, 1999, pursuant to which the leased premises was decreased by deleting therefrom approximately 360 square feet of space in the US Unwired Technology Center.

WHEREAS, LESSOR and LESSEE agree to modify the Lease Agreement in accordance with the terms set forth in this Second Amendment.

     NOW, THEREFORE, in consideration of the payments made and to be made to LESSEE pursuant to the Lease Agreement, as amended, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, LESSOR and LESSEE agree that said Lease Agreement shall be and is hereby modified, as follows:

1. The Lease Addendum and First Amendment purported to make certain amendments to a certain lease agreement dated June 29, 1998; however the June 29, 1998 lease agreement was terminated and superceded by the above referenced lease agreement dated September 11, 1998. Thus, any and all references in the Lease Addendum and First Amendment to the Lease Agreement dated June 29, 1998 shall be deleted and replaced with a reference to the lease agreement dated September 11, 1998. In addition, any and all references in the Lease Addendum and First Amendment to "Section 1.1" shall be deleted and replaced with "Article I."

2.   Article I. shall be amended to the extent necessary to:

     A. add the following property to the description of the premises leased by LESSEE thereunder:

          Approximately 962 square feet of space on the first (1st) floor of the US Unwired Technology Center (referred to as the "Computer Room") and 800 square feet of space in the Warehouse, which is more particularly described on Exhibit A attached hereto.

     B. delete the following property from the description of the premises leased by LESSEE thereunder:

          Approximately 1,110 square feet of space on the first (1st) floor of the US Unwired Technology Center.

     C. reflect that the entire premises leased to LESSEE pursuant to the Lease Agreement, as amended by the Lease Addendum, First Amendment and this Second Amendment, shall be as follows:

          1. 17,460 square feet of space located on the first, second and third floors of the US Unwired Technology Center;

          2.   9,408 square feet of space located in the Warehouse; and

          3. 962 square feet of space located on the first (1st) floor (the Computer Room) of the US Unwired Technology Center.

          All of the foregoing leased space is collectively referred to herein as the "Premises." The Premises is more particularly described on the floor plan(s) attached hereto as Exhibit A.

3. Section 3.1 shall be amended to the extent necessary to provide that the base rental for the entire Premises leased by LESSEE pursuant to the Lease Agreement, as amended, for the remaining one year of the five-year Initial Term shall be as follows:

     A.   Base rental for 17,460 square feet of space, as referenced above in
          Section 2.C.1. of this Second Amendment, shall be as provided in
          Section 3.1 of the Lease Agreement (i.e. $12.44 per square foot per year, payable in equal monthly installments on or before the first day of each month);

     B.   Base rental for 9,408 square feet of space, as referenced above in
          Section 2.C.2. of this Second Amendment, shall be $0.40 per square foot per month, or $3,763.20 per month, payable on or before the first day of each month; and

     C.   Base rental for 962 square feet of space, as referenced above in
          Section 2.C.3. of this Second Amendment, shall be $18.66 per square foot per year, payable in equal monthly installments on or before the first day of each month.

4.   Section 4.1 shall be amended to the extent necessary to provide that:

     A. The cost for electrical power required to operate the equipment required for acclimatizing the Computer Room is included in the amount of the base rental.

     B. Electrical power used to power any and all hardware within the Computer Room is conditioned with a UPS system, backed up with an auxiliary generator system, and the cost for such electrical power shall be LESSEE's responsibility and billed as a pass through metered charge by LESSOR and considered additional rent. Such charges shall be due and payable within thirty (30) days of LESSEE's receipt of an invoice for same. Any past due charges shall bear interest as provided in the Lease Agreement.

     LESSOR and LESSEE hereby affirm and ratify the Lease Agreement. All other terms and conditions of the Lease Agreement, as amended, shall remain and continue as set out therein without amendment or alteration, except as expressly set forth herein. The Lease Agreement, as amended, supercedes any and all other lease agreements, whether written or oral, between the parties with respect to the leasing of space within the US Unwired Technology Center and Warehouse. Any and all such other lease agreements shall be null and without any effect from the moment of their inception, without the necessity of any further action by the parties.

     IN WITNESS WHEREOF, the undersigned have caused their representatives to execute this Second Amendment in the City of Lake Charles, Parish of Calcasieu, State of Louisiana, effective as of the Effective Date first set forth above.

WITNESS:                                       UNIBILL, INC.


/s/ Illegible                                  BY: /s/ Mike Clark
------------------------------                     -----------------------------
                                               NAME: Mike Clark
                                               TITLE: Vice President/G.M.


/s/ Dona Taylor
------------------------------

WITNESSES:                                     US UNWIRED INC


/s/ Illegible                                  BY: /s/ Robert Piper
------------------------------                     -----------------------------
                                               NAME: Robert Piper
                                               TITLE: CEO


/s/ Illegible
------------------------------

                         First Amendment to Office Lease

STATE OF LOUISIANA
PARISH OF CALCASIEU

This First Amendment to Office Lease is entered into by and between US Unwired Inc., whose mailing address is One Lakeshore Drive, Suite 1900, Lake Charles, LA 70629 (hereinafter referred to as "Landlord") and Xspedius Corp., whose mailing address is 901 Lakeshore Drive, 11th Floor, Lake Charles, LA 70601 (hereinafter referred to as "Tenant"), effective as of July 1, 2001.

                                   WITNESSETH

WHEREAS, by office lease agreement ("Lease") effective as of October 1, 2000, Landlord agreed to lease to Tenant and Tenant agreed to lease, on a month to month basis, approximately 9,322 square feet of Rentable Area on the eighth
(8th) floor and approximately 10,816 square feet of Rentable Area on the seventh
(7th) floor (the "Temporary Premises") of the US Unwired Tower (formerly the BankOne Tower) located at 901 Lakeshore Drive, Lake Charles, Louisiana (the "Building"), at a Base Rental of $22,034.35 per month, and

WHEREAS, the parties desire to amend the Lease to replace the Temporary Premises with certain space on the first (1st), second (2nd), third (3rd), fifth (5th), seventh (7th) and eleventh (11th) floors of the Building, establish a fixed term for the Lease and provide for certain related matters, as more particularly set forth herein, and

WHEREAS, Landlord and Tenant hereby agree to modify the Lease in accordance with the terms expressed in this First Amendment to Office Lease.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1) Article 1, the definition of "Commencement Date" shall be deleted in its entirety and replaced with the following:

     "Commencement Date, for each of the respective floors of the Leased Premises, shall mean:

     Floor        Commencement Date
     ----------   ------------------------------------
     1st Floor    July 1, 2001
     2nd Floor    July 1, 2001
     3rd Floor    Upon occupancy by Tenant, but in
                  no event later than November 1, 2001
     5th Floor    July 1, 2001
     7th Floor    September 1, 2001
     11th Floor   July 30, 2001

     Should Tenant occupy its Leased Premises located on the 3rd floor prior to November 1, 2001, Landlord shall provide to Tenant, and Tenant shall execute and return to Landlord within five (5) days of receipt, a written document confirming the Commencement Date for such floor."

2) Article 1, the definition of "Lease Term" shall be deleted in its entirety and replaced with the following:

     "Lease Term shall mean, with respect to the Rentable Area on each respective floor of the Leased Premises, the initial period beginning on the Commencement

     Date for such floor (as specified in the definition of "Commencement Date" contained in Article 1) and expiring on June 30, 2004 ("Initial Term"), and the Renewal Term, should this Lease be renewed as provided herein. "

3) Article 1, the definition of "Leased Premises" shall be deleted in its entirety and replaced with the following:

     "Leased Premises shall mean those premises located on the first (1st), second (2nd), third (3rd), fifth (5th), seventh (7th) and eleventh (11th) floors of the Building, as depicted on the floor plan or plans that have been signed by Landlord and Tenant and attached hereto as Exhibit A. The leased portion of the first (1st) floor comprises approximately 1,770 square feet of Usable Area and to which has been allotted a common area factor of 15% (the "Common Area Factor") for an aggregate area of 2,036 square feet. The leased portion of the second (2nd) floor comprises approximately 8,438 square feet of Usable Area and to which has been allotted the Common Area Factor for an aggregate area of 9,704 square feet. The third (3rd) floor comprises approximately 10,816 square feet, which includes the common areas of the third (3rd) floor (the Common Area Factor is not applicable to the third (3rd) floor as Tenant leases the entire floor). The fifth (5th) floor comprises approximately 10,816 square feet, which includes the common areas of the fifth (5th) floor (the Common Area Factor is not applicable to the fifth (5th) floor as Tenant leases the entire floor). The seventh (7th) floor comprises approximately 10,816 square feet, which includes the common areas of the seventh (7th) floor (the Common Area Factor is not applicable to the seventh (7th) floor as Tenant leases the entire floor). The leased portion of the eleventh (11th) floor comprises approximately 1,309 square feet of Usable Area and to which has been allotted the Common Area Factor for an aggregate area of 1,505 square feet. Thus, the total area of the Leased Premises is 45,693 square feet of rentable space (the "Rentable Area")."

4) Article 1, definition of "Operating Expense Base" -- all references to the year "2000" in the definition of Operating Expense Base shall be deleted and replaced with the year "2001."

5) Article 1, the following definition of "Renewal Term" is hereby added to the Lease:

     "Renewal Term shall mean the period of three (3) years commencing upon expiration of the Initial Term, provided the Lease is renewed in accordance with Article 2.4.

6)   Article 2.4 is hereby added to the Lease and it shall read as follows:

     "2.4 Option to Renew. Tenant is hereby granted one (1) option to renew this Lease and extend it for the Renewal Term. This option to renew shall be exercised, if at all, by written notice given by Tenant to Landlord not less than one hundred and eighty (180) days prior to the end of the Initial Term. However, if at the time Tenant exercises said renewal option, Tenant is not in possession of the Leased Premises or Tenant is not operating its specified type of business, or if Tenant is in default in any of the terms, provisions and/or conditions of this Lease at the time of giving notice of such renewal, or if Tenant does not exercise the option in writing on or before the time specified, Landlord may reject the exercise of said option and said renewal option shall be void.

7) Article 3.1, Base Rental, is hereby deleted in its entirety and replaced with the following:

     "3.1 Base Rental. Tenant hereby agrees to pay a base rental ("Base Rental") in the amount of $13.50 per square foot of Rentable Area per year, commencing for each respective floor of the Leased Premises on the Commencement Date for such floor (as specified in the definition of "Commencement Date" contained in Article 1) and continuing thereafter throughout the Initial Term, subject to adjustment as herein provided. The annual Base Rental shall be payable in equal monthly installments as provided herein.

     Base Rental for each month of the Renewal Term, should this Lease be renewed as provided herein, shall be an amount equal to the product obtained by multiplying the Base Rental specified above for the Initial Term by a fraction, the numerator of which is the "Consumer Price Index - Seasonally Adjusted U.S. City Average for all Items for all Urban Consumers (1982-1984=100) published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI-U") for the first calendar month of the Renewal Term and the denominator of which is the CPI-U for the month of July, 2001, or an amount equal to 115% of the Base Rental for the Initial Term, whichever is greater. In no event shall the Base Rental for the Renewal Term be less than the Base Rental payable during the Initial Term of the Lease Term.

     It is agreed that in the event the Consumer Price Index of the U. S. Bureau of Labor Statistics is discontinued, the Landlord and Tenant shall accept comparable statistics on the purchasing power of the consumer's dollar, as published at the time of the said discontinuation by a responsible financial periodical of a recognized authority to be then chosen by the Landlord and Tenant. In the event the Landlord and Tenant cannot agree on a financial periodical as a source of said comparable statistics after attempting for thirty (30) days to reach such agreement, said periodical shall be chosen by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof, the expense of such arbitration shall be borne equally by the parties.

     Base Rental shall be due and payable on the first day of each calendar month in advance without notice, demand, set-off or counterclaim. If the Lease Term commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Base Rental for such fractional months shall be prorated on a daily basis and the installment or installments so prorated shall be paid in advance."

8) Article 3.2, Operating Expenses - Tenant's Share - all references to the year "2001" in Article 3.2 shall be deleted and replaced with the year "2002."

9) Landlord and Tenant have agreed upon the construction of certain tenant improvements or Tenant Changes (as defined in the Lease) associated with the Leased Premises. The description of such tenant improvements, the expenses and cost for which Lessee shall be responsible, the amount of the improvement allowance that will be provided by Lessor and all related matters are as set forth in that certain Work Agreement attached to this First Amendment to Office Lease as Exhibit B, which shall be executed currently herewith.

This First Amendment to Office Lease shall be governed by the same terms and conditions of the original Lease, as amended herein. All other terms, covenants and conditions of the Lease, as amended, remain in full force and effect as heretofore.

IN WITNESS WHEREOF, this First Amendment to Office Lease is executed by Landlord at Lake Charles, Louisiana effective as of the date first set forth above.

Witnesses:                                   US Unwired Inc.


/s/ Illegible                                By: /s/ Illegible
-----------------------------------              -------------------------------
                                             Name: Illegible
                                             Title: Illegible


/s/ Illegible
-----------------------------------

IN WITNESS WHEREOF, this First Amendment to Office Lease is executed by Tenant at Lake Charles, Louisiana effective as of the date first set forth above.

Witnesses:                                   Xspedius Corp.


/s/ Illegible                                By: /s/ Illegible
-----------------------------------              -------------------------------
                                             Name: Illegible
                                             Title: CEO
/s/ Illegible
-----------------------------------

                         Description of Graphics to come
                                   (1st Floor)

                         Description of Graphics to come
                                   (2nd Floor)

                         Description of Graphics to come
                                   (3rd Floor)